Exhibit 99.1

iSpecimen Reports Third Quarter 2022 Financial and Operating Results

- Reported Revenue of $2.6 Million, Comprised Of A Record 88% Non-COVID Revenue -

LEXINGTON, MA, November 8, 2022 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists in need of biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the three- and nine-month period ended September 30, 2022.

“During the third quarter of 2022, iSpecimen achieved record non-COVID revenue of $2.26 million, or 88% of total revenue. Also, representing the fifth quarter in a row of increasing non-COVID revenue for the Company. This exemplifies the durability of our core business model and the investments we’ve made to date,” said Tracy Curley, Interim CEO and CFO. “We remain committed to enhancing the iSpecimen Marketplace platform. We recently launched the Open Feasibilities Dashboard on iSpecimen Marketplace, which allows supplier partners to review potential future research projects at any time and initiate their interest by submitting a proposal. Through these recent initiatives, we are aiming to provide a best in-class platform for researchers and suppliers to connect seamlessly and to improve the biospecimen procurement process. To that end, we have several additional internally developed software projects in the pipeline to support our efforts.”

“Having recently stepped into the role of interim CEO, I am excited and encouraged about both our near- and long-term prospects. We are actively pursuing several new multimillion dollar business initiatives. At the same time, we are reviewing the Company’s structure, processes and resources to evaluate and identify areas for improvement. We are laser-focused on creating a runway for growth and scale. We look forward to keeping the investment community apprised of our developments as we achieve these milestones,” concluded Ms. Curley.

Q3 2022 Financial & Operational Highlights

•	Revenue mix in Q3 2022 was comprised of approximately $2.26 million in general specimen revenue and approximately $0.32 million in COVID-related revenue, or 88% and 12% of revenue, respectively, compared to approximately $1.80 million in general specimen revenue and $0.92 million in COVID-related revenue, or 66% and 34% of revenue, respectively the same period a year ago. This resulted in a 26% increase in general specimen revenue for Q3 2022 compared to the same prior year’s period, marking a record all-time high for the Company for non-COVID-19 revenue.

•	Unique supplier organizations under agreement were 217 as of September 30, 2022, up from 214 as of June 30, 2022.

•	Unique customer organizations who have purchased from iSpecimen totaled 480 as of September 30, 2022, an increase of 21% over Q3 2021.

•	iSpecimen Marketplace had nearly 6,500 registered research and supplier users as of September 30, 2022, up 32%over Q3 2021.

Recent Corporate Updates

•	Launched Marketplace onsite program to optimize biospecimen procurement process for sample providers. With this extra layer of support, iSpecimen and its partners will be able to expand and streamline access to biospecimens for research.

•	Appointed Tracy Curley as Interim CEO. In addition, Ms. Curley remains CFO and Treasurer.

Financial Results for the Third Quarter of 2022

Revenue for the third quarter of 2022 was approximately $2.6 million, compared to approximately $2.7 million for the third quarter of 2021. The decreases in revenue for the three-month period in 2022 were primarily attributable to the continuing decline in sales of COVID-19 specimens, when compared to the same period in the prior year.

Cost of revenue was approximately $1.2 million for the third quarter of 2022, compared to approximately $0.9 million for the third quarter of 2021. The third quarter 2022 increase was attributable to a 45% increase in the average cost per specimen impacted by the specimen mix, offset somewhat by an 11% decrease in the number of specimens accessioned for the current period compared to the same prior year's period.

General and administrative expenses were approximately $2.2 million for the third quarter of 2022, compared to approximately $1.6 million for the third quarter of 2021. The increases were primarily attributable to an increase in costs related to compensation, severance costs, stock compensation, directors’ and officers’ insurance and operating and maintenance expenses.

Net loss was approximately $3.1 million, or $(0.35) per share, for the third quarter 2022, compared to net loss of approximately $1.6 million, or $(0.22) per share, for the same period in 2021.

Cash was approximately $20.7 million as of September 30, 2022, compared to approximately $27.7 million as of December 31, 2021.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, November 8, 2022 at 8:30 a.m. Eastern Time featuring remarks by Tracy Curley, Interim CEO and CFO.

Event:	iSpecimen Third Quarter 2022 Results Conference Call

Date:	Tuesday, November 8, 2022

Time:	8:30 a.m. Eastern Time

Live Call:	+1-844-826-3033 (U.S. Toll Free) or +1-412-317-5185 (International)

Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1577696&tp_key=a7de1c6dca

For interested individuals unable to join the conference call, a replay will be available through November 22, 2022, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 10172498. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://ispecimen.irpass.com/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risks factors contained in the Company's filings with the Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Allison Soss

iSpecimen@kcsa.com

Media Contacts

KCSA Strategic Communications

Raquel Cona / Shana Marino

iSpecimen@kcsa.com

iSpecimen Inc.

Condensed Balance Sheets

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:

Cash	$20,657,719	$27,738,979
Accounts receivable - unbilled	1,311,222	1,739,020
Accounts receivable, net of allowance for doubtful accounts of $215,845 and $269,170 at September 30, 2022 and December 31, 2021, respectively	1,784,805	3,002,442
Prepaid expenses and other current assets	341,555	327,035
Tax credit receivable, net of current portion	140,873	140,873
Total current assets	24,236,174	32,948,349
Property and equipment, net	19,194	32,781
Internally developed software, net	3,434,344	2,710,867
Right-of-use asset	222,626	—
Security deposits	27,601	27,601
Total assets	$27,939,939	$35,719,598
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$967,735	$832,678
Accrued expenses	885,563	1,009,803
Accrued interest	7,778	8,167
Operating lease current obligation	155,595	—
Term loan, net of debt discount -current	816,667	—
Deferred revenue	—	654,746
Total current liabilities	2,833,338	2,505,394
Operating lease long-term obligation	67,985	—
Term loan	2,615,156	3,422,616
Total liabilities	5,516,479	5,928,010

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 8,918,571 issued, and 8,887,571 outstanding at September 30, 2022 and 8,764,479 issued and 8,733,479 outstanding at December 31, 2021	888	873
Additional paid-in capital	68,528,387	67,810,289
Treasury stock, 31,000 shares at September 30, 2022 and December 31, 2021, at cost	(172)	(172)
Accumulated deficit	(46,105,643)	(38,019,402)
Total stockholders’ equity	22,423,460	29,791,588
Total liabilities and stockholders’ equity	$27,939,939	$35,719,598

iSpecimen Inc.

Condensed Statements of Operations

	Nine months ended September 30,		Three months ended September 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$7,440,760	$8,586,217	$2,583,412	$2,718,534
Operating expenses:
Cost of revenue	3,347,392	4,026,680	1,181,562	913,833
Technology	1,915,877	1,315,331	752,704	543,581
Sales and marketing	2,530,619	1,690,085	832,625	513,107
Supply development	590,508	383,864	516,637	171,595
Fulfillment	1,480,425	955,516	166,057	399,145
General and administrative	5,620,393	4,144,989	2,234,886	1,636,346
Total operating expenses	15,485,214	12,516,465	5,684,471	4,177,607

Loss from operations	(8,044,454)	(3,930,248)	(3,101,059)	(1,459,073)

Other income (expense), net
Loss on extinguishment of bridge notes and bridge notes, related parties	—	(2,740,425)	—	—
Interest expense	(138,912)	(2,062,548)	(58,591)	(75,922)
Change in fair value of derivative liability on convertible notes	—	(271,000)	—	—
Loss on extinguishment of convertible notes and convertible notes, related parties	—	(260,185)	—	—
Interest income	87,347	3,878	60,812	3,659
Other expense, net	9,778	(21,756)	3,148	(21,687)
Change in fair value of derivative liability on bridge notes and bridge notes, related parties	—	1,582,700	—	—
Gain on extinguishment of note payable	—	788,156	—	—
Total other income (expense), net	(41,787)	(2,981,180)	5,369	(93,950)

Net loss	$(8,086,241)	$(6,911,428)	$(3,095,690)	$(1,553,023)

Net loss per share
Basic and diluted	$(0.92)	$(2.17)	$(0.35)	$(0.22)

Weighted average common shares outstanding
Basic and diluted	8,822,423	3,190,060	8,878,888	6,960,330